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EXHIBIT 23.1(A)

                         INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" in this registration Statement on Form S-3 and to the Incorporation by reference therein of our reports dated i) March 26, 1998, except as to Notes M and N as to which the dates are June 30, 1998 and July 21, 1998, respectively, on our audit of the financial statements of Family Golf Centers, Inc. and subsidiaries and
ii) March 26, 1998 except as to Notes B and P as to which the dates are June 30, 1998 and July 21, 1998, respectively, on our audit of the supplemental financial statements of Family Golf Centers, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in its Registration Statement on Form S-3 dated July 23, 1998, filed with the Securities and Exchange commission.

/s/ Richard A. Eisner & Company, LLP

New York, New York
September 24, 1998